UNITEDSTATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 26, 2007

A. M. Castle & Co.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

3400 N. Wolf Road, Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code	847/455-7111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 2.02 Results of Operations and Financial Conditions.

On October 26, 2007, A. M. Castle & Co. issued a news release reporting its 2007 third quarter financial results. A copy of the news release is attached hereto as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	A. M. Castle & Co. Press Release Dated October 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. Castle & Co.
/s/ Sherry L. Holland
Sherry L. Holland
Vice President – General Counsel and Secretary

Date	October 26, 2007

3400 North Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
847) 455-6930 (Fax
A. M. CASTLE & CO.

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 26, 2007

A. M. Castle & Co. Reports 2007 Third Quarter and Year-to-Date Results

FRANKLIN PARK, IL, OCTOBER 26th — A. M. Castle & Co. (NYSE:CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported its financial results for the third quarter and nine-months ended September 30, 2007.

For the third quarter, consolidated net sales were $350.3 million, an increase of $49.5 million, or 16.5%, from the third quarter of 2006.  Net income applicable to common stock for the quarter was $12.9 million, or $0.57 per diluted share, as compared to $15.3 million or $0.82 per diluted share in the prior year.

Consolidated net sales for the nine-months ended September 30, 2007 were $1,098.3 million, an increase of $242.7 million, or 28.4% from 2006.  Net income applicable to common stock was $44.5 million, or $2.14 per diluted share, as compared to $45.2 million, or $2.45 per diluted share, in the prior year.

“We continue to experience softer demand across our business in general,” stated Mike Goldberg, President and CEO of A.M. Castle.  “This trend began during the second half of 2006 and it has continued through 2007 to date.  The effect of this softer manufacturing demand cycle on our results has been somewhat mitigated through our acquisition of Transtar Metals in September of 2006 and higher pricing levels.  Demand from our aerospace customers has also slowed, which we attribute to a build-up of inventory throughout the whole aerospace supply chain.  Even in light of the current slowdown, we believe that our strategy to become the foremost provider of specialty metals and value-added services to targeted industries, including aerospace and energy has us well positioned for growth in the longer-term through the economic cycles,” Goldberg continued.

Metal segment sales were $320.8 million in the third quarter, an increase of $48.7 million, or 17.9%, versus the third quarter of 2006.  The acquisition of Transtar Metals, contributed 17.1% of the 17.9% increase in sales. “Commodity metal prices declined during the quarter, but were still 14.4% higher than the third quarter of last year, “Goldberg added.

Metal segment sales for the first nine-months of the year were $1,010.8 million, an increase of $243.3 million, or 31.7%, from the same period in 2006.  The Transtar acquisition accounted for 25.0% of the increase.

Plastic segment sales were $29.5 million in the quarter, a $0.8 million increase versus the third quarter of 2006.

Plastic segment sales for the nine-month period of 2007 were $87.5 million, a decrease of $0.6 million compared to last year.

The Company’s debt-to-capital ratio was reduced to 27% as of September 30, 2007 from 51% at the beginning of the year and 31% at June 30, 2007.  “We’ve reduced our inventory from the peak levels we saw at the end of the second quarter and this reduction, coupled with our strong earnings performance, have allowed us to continue to pay down debt in the third quarter,” commented Larry Boik, Vice President and CFO of A.M. Castle.

“Our fourth quarter is typically our slowest due to fewer effective shipping days.  In addition, softer market conditions will likely continue through at least the end of the year.  Our focus will continue to be on managing inventory and margins for the balance of 2007 and remaining steadfast on the execution of our long-term strategy,” Goldberg concluded.

The Company announced a cash dividend of $0.06 per share payable November 22, 2007 to shareholders of record at close of business on November 8, 2007.

The Company also announced on October 2, 2007 the sale of Metal Mart LLC doing business as Metal Express, a wholly owned subsidiary, to Metal Supermarkets (Chicago) Ltd., a unit of Metal Supermarkets Corp. for approximately $6.7 million.  The net proceeds from the sale were used to repay a portion of the Company’s outstanding debt.

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three- and nine-month periods ended September 30, 2007.  The call can be accessed via  the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call.  A replay of the conference call will also be available for seven days by calling 303-590-3000 (international) or 800-405-2236 and citing code 11099524.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its core metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 50 locations throughout North America and Europe.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control.  These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission.

The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income.  EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results.  EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance.  Our definition of EBITDA used here may differ from that used by other companies.  A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.

CONSOLIDATED STATEMENTS OF INCOME	For the Three		For the Nine
(Dollars in thousands, except per share data)	Months Ended		Months Ended
Unaudited	Sept 30,		Sept 30,
	2007	2006	2007	2006

Net sales	$350,319	$300,809	$1,098,278	$855,610

Costs and expenses:
Cost of materials (exclusive of depreciation)	253,121	214,792	792,834	606,136
Warehouse, processing and delivery expense	35,136	30,117	104,999	88,720
Sales, general, and administrative expense	34,852	26,847	105,193	76,805
Depreciation and amortization expense	4,903	3,225	14,776	8,323
Operating income	22,307	25,828	80,476	75,626

Interest expense, net	(2,746)	(1,903)	(11,170)	(3,949)

Income before income taxes and equity earnings of joint venture	19,561	23,925	69,306	71,677

Income taxes	(8,073)	(9,470)	(27,944)	(29,110)
Net income before equity in earnings of joint venture	11,488	14,455	41,362	42,567

Equity in earnings of joint venture	1,422	1,037	3,745	3,332
Net income	12,910	15,492	45,107	45,899

Preferred stock dividends	-	(235)	(593)	(720)
Net income applicable to common stock	$12,910	$15,257	$44,514	$45,179

Basic earnings per share	$0.58	$0.82	$2.22	$2.46
Diluted earnings per share	$0.57	$0.82	$2.14	$2.45

EBITDA *	$28,632	$30,090	$98,997	$87,281

*Earnings before interest, taxes, and depreciation and amortization

Reconciliation of EBITDA to net income:	For the Three		For the Nine
	Months Ended		Months Ended
	Sept 30,		Sept 30,
	2007	2006	2007	2006

Net income	$12,910	$15,492	$45,107	$45,899
Depreciation and amortization expense	4,903	3,225	14,776	8,323
Interest expense, net	2,746	1,903	11,170	3,949
Income taxes	8,073	9,470	27,944	29,110
EBITDA	$28,632	$30,090	$98,997	$87,281

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)	As of
Unaudited	Sept 30,	Dec 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$19,078	$9,526
Accounts receivable, less allowances of $3,324 at September 30, 2007
and $3,112 at December 31, 2006	184,101	160,999
Inventories (principally on last-in, first-out basis) (latest cost higher by $146,787
at September 30, 2007 and $128,404 at December 31, 2006)	228,331	202,394
Other current assets	14,760	18,743
Total current assets	446,270	391,662
Investment in joint venture	16,278	13,577
Goodwill	100,904	101,783
Intangible assets	61,254	66,169
Prepaid pension cost	5,607	5,681
Other assets	6,274	5,850
Property, plant and equipment, at cost
Land	5,195	5,221
Building	48,660	49,017
Machinery and equipment (includes construction in progress)	153,037	141,090
	206,892	195,328
Less - accumulated depreciation	(134,874)	(124,930)
	72,018	70,398
Total assets	$708,605	$655,120

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$111,393	$117,561
Accrued liabilities	35,631	30,152
Income taxes payable	2,436	931
Deferred income taxes - current	13,576	16,339
Short-term debt	60,470	123,261
Current portion of long-term debt	6,823	12,834
Total current liabilities	230,329	301,078
Long-term debt, less current portion	67,164	90,051
Deferred income taxes	28,934	31,782
Other non-current liabilities	17,772	16,302
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000,000 shares
authorized; no shares issued at September 30, 2007 and 12,000 shares
issued and outstanding at December 31, 2006	-	11,239
Common stock, $0.01 par value - 30,000,000 shares authorized; 22,327,946 shares issued and 22,094,869 shares outstanding at September 30, 2007; and
17,447,205 shares issued and 17,085,091 outstanding at December 31, 2006	220	170
Additional paid-in capital	178,960	69,775
Retained earnings	201,761	160,625
Accumulated other comprehensive loss	(11,962)	(18,504)
Deferred unearned compensation	(1,086)	(1,392)
Treasury stock, at cost - 233,077 shares at September 30, 2007
and 362,114 shares at December 31, 2006	(3,487)	(6,006)
Total stockholders' equity	364,406	215,907
Total liabilities and stockholders' equity	$708,605	$655,120

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited
	YTD Sep	YTD Sep
	2007	2006
Cash flows from operating activities:
Net income	$45,107	$45,899
Depreciation and amortization	14,776	8,323
Adjustments for other non-cash items	(3,174)	3,771
Cash flows from earnings	56,709	57,993

Change in working capital and other:
Accounts receivable	(20,830)	(40,380)
Inventories	(23,248)	(36,020)
Accounts payable and accruals	1,378	24,272
Income taxes payable	2,096	(9,946)
Other	8,508	(835)
Cash flows from changes in working capital	(32,096)	(62,909)

Cash flows from operating activities	24,613	(4,916)

Cash flows from investing activities:
Investments and acquisitions, net of cash acquired	(280)	(175,795)
Capital expenditures	(13,150)	(10,170)
Other	23	-
Cash used in investing activities	(13,407)	(185,965)

Cash flows from financing activities:
Funding from, payments of long/short term debt	(91,993)	158,837
Proceeds from issuance of common stock and other	93,790	7,735
Common and preferred stock dividends	(3,723)	(3,759)
Cash provided by financing activities	(1,926)	162,813

Effect of exchange rate changes on cash	272	432

Net increase in cash	9,552	(27,636)

Cash - beginning of year	$9,526	$37,392
Cash - end of period	$19,078	$9,756

Ending Debt, Net of Cash Position	$115,379	$229,712
Debt-to-Total Capital	27.0%	51.2%